                                                                    EXHIBIT 12.1


                             PAINE WEBBER GROUP INC.
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS
                            (In thousands of dollars)


                                        Nine Months
                                    Ended September 30,                             Years Ended December 31,
                                            1998 *          1997 *          1996 *          1995            1994            1993
                                         ----------      ----------      ----------      ----------      ----------      ----------

Income before taxes                      $  524,610      $  644,075      $  558,999      $  102,677      $   44,385      $  407,576
                                         ----------      ----------      ----------      ----------      ----------      ----------

Preferred stock dividends                    26,533          44,186          43,712          36,260           1,710           5,828
                                         ----------      ----------      ----------      ----------      ----------      ----------
Fixed charges:

  Interest                                2,205,920       2,573,582       1,971,788       1,969,811       1,428,653       1,130,712

  Interest factor in rents                   44,710          53,665          54,537          59,491          51,102          50,133
                                         ----------      ----------      ----------      ----------      ----------      ----------

  Total fixed charges                     2,250,630       2,627,247       2,026,325       2,029,302       1,479,755       1,180,845
                                         ----------      ----------      ----------      ----------      ----------      ----------
Total fixed charges and preferred
  stock dividends                         2,277,163       2,671,433       2,070,037       2,065,562       1,481,465       1,186,673
                                         ----------      ----------      ----------      ----------      ----------      ----------

Income before taxes and fixed charges    $2,775,240      $3,271,322      $2,585,324      $2,131,979      $1,524,140      $1,588,421
                                         ==========      ==========      ==========      ==========      ==========      ==========
Ratio of earnings to fixed charges
  and preferred stock dividends                 1.2             1.2             1.2             1.0             1.0             1.3
                                         ==========      ==========      ==========      ==========      ==========      ==========



For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

* Income before taxes includes minority interest in wholly owned subsidiary trusts.